As filed with the Securities and Exchange Commission on January
13, 1997                               REGISTRATION NO. 333-18821

------------------------------------------------------------------

                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549
                       ----------------------

                           AMENDMENT NO.1
                                 TO
                              FORM S-3
                       REGISTRATION STATEMENT
                                UNDER
                     THE SECURITIES ACT OF 1933
                     --------------------------

                AMERICAN RESOURCES OF DELAWARE, INC.
       (Exact name of registrant as specified in its charter)

            DELAWARE                            86-0713506
(State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)          Identification Number)

     160 Morgan Street, P.O. Box 78, Versailles, Kentucky 40383
                           (606) 873-5455
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                     --------------------------

                      Rick G. Avare, President
                American Resources of Delaware, Inc.
                   160 Morgan Street, P.O. Box 78
                     Versailles, Kentucky 40383
     (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                              Copy to:

                          Phillip E. Allen
                           Attorney at Law
                     The Market Place, Suite 130
                       12910 Shelbyville Road
                     Louisville, Kentucky 40243
                     --------------------------

     Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective.

                        Page one of 58 pages.

     The Index to Exhibits appears on page 57 of the sequentially numbered pages of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                 CALCULATION OF REGISTRATION FEE

Title of       Amount         Proposed       Proposed       Amount
Each Class     to be          Maximum        Maximum        of
Securities     Registered     Offering       Aggregate      Regis-
to be                         Price Per      Offering       tration
Registered(1)                 Share          Price          Fee
-------------------------------------------------------------------
Common         2,483,690      $3.00(2)     $ 7,451,070(2)   $1,097(2)
Stock              NA(3)         NA(3)     $ 6,240,000(3)   $1,891(3)
                                            ----------       -----
($.00001                                   $13,691,070      $2,988
Par Value)
-------------------------------------------------------------------

(1) All securities subject to this registration statement are on behalf of selling shareholders. See "Selling Stockholders".

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, the registration fee has been calculated based on 1,206,724 shares at a price of $3.00 per share, the market price based on the last trade reported by NASDAQ Small Cap for the registrant's common stock on December 20, 1996.

(3) The amount to be registered consists of up to $6,240,000 of an indeterminate number of shares of Common Stock issuable upon the conversion of the Registrant's 4% Convertible Debentures at conversion prices equal to the lesser of (i) the closing bid price of the Common Stock on NASDAQ on the date of the issuance of the debenture or (ii) 75% of the average closing bid prices of the Common Stock as reported on NASDAQ for the five trading days prior to the date of conversion. The proposed maximum offering price per share has been omitted pursuant to Securities Act Release No. 6964. The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933 based on the aggregate offering price.

     Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus included herein is a combined prospectus that also relates to the Registrant's Registration Statement on Form S-3, File No. 333-656 (the "Prior Registration Statement"). 1,276,966 shares of the Registrant's common stock remaining unsold under the Prior Registration Statement (the "Unsold Shares") are carried forward to this Registration Statement. The $3,166 filing fee paid in connection with the Prior Registration Statement was based on an offering price of $3.75 per share, with $1,651 of such filing fee being related to the Unsold Shares carried forward to this Registration Statement. The filing fee paid with this Registration Statement is based upon the aggregate shares being registered herein net of the Unsold Shares carried forward from the Prior Registration Statement.

     Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder such additional shares as may be issued to the selling stockholders because of future dividends, stock distributions, stock splits or similar capital adjustments.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                  SEE "RISK FACTORS" AT PAGE 7.

               AMERICAN RESOURCES OF DELAWARE, INC.
                       Cross Reference Sheet

             Pursuant to Item 501(b) of Regulation S-K
           Showing Location in Prospectus of Information
                     Required by Items of S-3


     Form S-3 Item                      Caption Location
     Number and Caption                 in Prospectus
     ------------------                 ------------------

1.   Forepart of the Registration
       Statement and Front Cover
       Page of Prospectus........       Forepart of the
                                        Registration Statement;
                                        Outside Front Cover

2.   Inside Front and Outside
       Back Cover Page of
       Prospectus................       Inside Front and Outside
                                        Back Cover Pages of
                                        Prospectus

3.   Summary Information, Risk
       Factors and Ratio of
       Earnings to Fixed Charges..      The Company; Summary of the
                                        Offering; Risk Factors (see
                                        page 7)

4.   Use of Proceeds..............      Use of Proceeds

5.   Determination of Offering
       Price......................      Not Applicable

6.   Dilution.....................      Risk Factors-Dilution (see
                                        page 16)

7.   Selling Security Holders.....      Selling Stockholders;
                                        Description of Capital
                                        Stock; Description of
                                        Derivative Securities
                                        Held by Selling
                                        Stockholders

8.   Plan of Distribution.........      Plan of Distribution

9.   Description of Securities
       to be Registered...........      Not Applicable

10.  Interest of Named Experts
       and Counsel................      Not Applicable

11.  Material Changes.............      Recent Developments and
                                        Risk Factors (see page 7);
                                        Incorporation of Certain
                                        Information by Reference


12.  Incorporation of Certain
       Information by Reference....     Incorporation of Certain
                                        Information by Reference

13.  Disclosure of Commission
       Position on Indemnifica-
       tion for Securities Act
       Liabilities.................     Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE A SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

          PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION
                     Dated January    , 1997
                                   ---

        ------------------------------------------------

              AMERICAN RESOURCES OF DELAWARE, INC.

                          Common Stock
                       ($.00001 par value)

            2,483,690 Shares of Common Stock Plus an
    Indeterminate Number of Shares of Common Stock Issuable
 Upon the Conversion of the Company's 4% Convertible Debentures

This Prospectus relates to 2,483,690 shares of the $.0001 par value common stock (the "Common Stock") of American Resources of Delaware, Inc., a Delaware corporation (the "Company") and to an additional indeterminate number of shares of Common Stock issuable upon the conversion of the Company's 4% Convertible Debentures. All of such shares are being offered on a continuous basis in the future by certain of the Company's stockholders, warrant holders, option holders, convertible debenture holders and convertible preferred stockholders. See "Selling Stockholders".

     The Common Stock may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholders are not restricted in the price or prices at which they may sell their shares and the sale of such shares may depress the market price of the Common Stock. The Company will not realize any proceeds from the sale of the Common Stock by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution". The Company will receive proceeds from the sale of shares of Common Stock to the Selling Stockholders to the extent that the Selling Stockholders exercise their warrants and options. See "Use of Proceeds."

     The Company's Common Stock is traded in the over-the-counter market and is quoted on the small cap section of the National
Association of Securities Dealers Automated Quotation System

("NASDAQ") under the symbol "GASS". On December 20, 1996, the market price per share, based on the last trade reported on NASDAQ Small Cap for the Company's Common Stock was $3.00.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS". THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOT HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 13th Floor, Seven World Trade Center, New York, New York 10048; 10960 Wilshire Boulevard, Suite 1710 Los Angeles, California 90024, and 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                        TABLE OF CONTENTS
                                                            Page
                                                            ----

     Available Information.................................. 2
     Incorporation of Certain Information by Reference...... 4
     Summary of Offering.................................... 5
     Risk Factors........................................... 7
     The Company............................................19
     Recent Developments....................................20
     Capitalization.........................................27
     Use of Proceeds........................................28
     Price Range of Common Stock............................29
     Selling Stockholders...................................30
     Description of Capital Stock...........................37
     Description of Derivative Securities
       Owned by Selling Stockholders........................39
     Plan of Distribution...................................42
     Indemnification of Directors and Officers..............43
     Experts................................................44
     Legal Matters..........................................45




     No person is authorized to give any information or make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of any offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.


          The date of this Prospectus is
                                         ------------

        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-21472) under the Exchange Act are incorporated in this Prospectus by reference:

     1.   Annual Report on Form 10-KSB for the fiscal year ended
December 31, 1995 (filed on April 1, 1996):

     2. Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 (filed on May 15, 1996); June 30, 1996 (filed on August 14, 1996) and Form 10-QSB/AI (filed on September 5, 1996) amending Form 10-QSB for the quarter ended June 30, 1996; and September 30, 1996 (filed on November 14, 1996).

     3. Current Reports on Form 8-K dated November 29, 1995 (filed on January 29, 1996), February 26, 1996 (filed on March 12, 1996), Form 8-K/A dated February 26, 1996 (filed May 13,
1996) amending Form 8-K dated February 26, 1996, Form 8-K dated July 3, 1996 (filed July 18, 1996), Form 8-K/A dated July 3, 1996 (filed on September 16, 1996) amending Form 8-K dated July 3, 1996, and Form 8-K dated December 9, 1996 (filed on December 12,
1996).

     4.   Proxy Statement dated July 2, 1996.

     5. The description of the Company's $.00001 par value Common Stock contained in the Company's Registration Statement on Form 10-SB (filed with the Commission on August 19, 1993), including any amendments or reports filed for the purpose of updating such description (also see "Description of Capital Stock");

     6. The description of the Company's Series 1993 8% convertible preferred stock and Series B 6% junior convertible preferred stock contained in the Company's Registration Statement on Form 10-SB (filed with the Commission on August 19, 1993), including any amendments or reports filed for the purpose of updating such description (also see "Description of Capital Stock");

     7.   All other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Written or telephone requests should be directed to American Resources of

Delaware, Inc. 160 Morgan Street, Post Office Box 87, Versailles,
Kentucky 40383, Attention: Karen M. Underwood, telephone (606)
873-5455.

                     SUMMARY OF THE OFFERING

     The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or which is incorporated herein by reference.

Securities Offered..........       2,483,690 shares of Common
                                   Stock Plus an Indeterminate
                                   Number of Shares of Common
                                   Stock Issuable Upon the
                                   Conversion of the Company's
                                   4% Convertible Debentures

Shares of Common Stock
  Outstanding (1)...........       6,520,296*

Use of Proceeds.............       The Company will not receive
                                   any of the proceeds from the
                                   sale of the stock by the
                                   Selling Stockholders. The
                                   Company will receive proceeds
                                   from the sale of shares of
                                   Common Stock to the Selling
                                   Stockholders to the extent
                                   that the Selling Stockholders
                                   exercise their warrants. See
                                   "Use of Proceeds".

Risk Factors................       The securities offered hereby
                                   involve a high degree of risk.
                                   See "Risk Factors".

NASDAQ Symbol(2)............       GASS

----------------

* Includes 173,724 shares of Common Stock obligated to be issued to persons designated by World Capital Funding, Inc. in connection with the placement of the Company's 4% Convertible
Debentures.

(1) As of November 30, 1996. Does not include (i) 1,943,910 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1994 Compensatory Stock Option Plan and 56,090 shares of Common Stock reserved for issuance upon the exercise of options which may be granted in the future under the Company's Compensatory Stock Option Plan; (ii) an aggregate of 1,329,000 shares of Common Stock reserved for issuance upon the exercise of options which may be granted under the Company's Incentive Stock Option Plan and the Company's 1994 Employee Stock

Compensation Plan; (iii) 643,987 shares reserved for issuance upon the exercise of non-plan options granted to Andrew Kacic;
(iv) 63,971 shares of Common Stock reserved for issuance upon the exercise of options granted to Pacific Consulting; (v) 118,362 shares of Common Stock reserved for issuance upon the exercise of options granted to Corporate Communications; (vi) 268,851 shares of Common Stock reserved for issuance upon conversion of the Series 1993 8% Convertible Preferred Stock; (vii) 500,000 shares of Common Stock reserved for issuance upon the exercise of options granted to Corporate Relations Group, Inc.; (viii) 100,000 shares of Common Stock reserved for issuance upon the exercise of options granted to persons designated by World Capital Funding, Inc.; (ix) 262,430 shares of Common Stock reserved for issuance upon the exercise of the Company's outstanding publicly- held warrants; (x) 205,834 shares of Common Stock reserved for issuance upon the exercise of the Company's 1995 Class A Warrants; (xi) 205,834 shares of Common Stock reserved for issuance upon the exercise of the Company's 1995 Class B Warrants; (xii) 165,000 shares of Common Stock reserved for issuance upon the exercise of the Company's 1996 Class A Warrants; (xiii) 100,000 shares of Common Stock reserved for issuance upon the exercise of warrants issued to Morgan Lang Limited; (xiv) 100,000 shares of Common Stock reserved for issuance upon the exercise of warrants issued to AMC Consumer Services; (xv) 200,000 shares of Common Stock reserved for issuance upon the exercise of warrants issued to Bridgewater Financial; (xvi) 225,000 shares of Common Stock reserved for issuance upon the exercise of warrants issued to AKS; and (xvii) up to 217,778 shares of Common Stock reserved for issuance as payment for the termination of management participations in the Century Note. See "Description of Derivative Securities Held by Selling Stockholders", "Recent Developments - Shareholder Relations Contract"; "Recent Developments - Recent Financings" and "Recent Developments - Termination of Management Participations".

(2) Continued inclusion in NASDAQ is subject to certain maintenance criteria. The failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of the Company's Common Stock in NASDAQ, which may have a adverse effect on the market for the Common Stock. See "Risk Factors-Maintenance Criteria for NASDAQ Securities".






                   [INTENTIONALLY LEFT BLANK]

                          RISK FACTORS

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS DESCRIBED BELOW. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION.

     1. POSSIBLE LIQUIDATED DAMAGES; POSSIBLE INSUFFICIENT SHARES AVAILABLE TO CONVERT DEBENTURES. The Company has issued 4% Convertible Debentures in the aggregate principal amount of $6,000,000. The debentures are convertible at the option of the holders into shares of Common Stock valued at the lesser of (i) the closing bid price of the Common Stock as reported on NASDAQ on the date of issuance of the debenture, or (ii) 75% of the average closing bid prices of the Common Stock as reported on NASDAQ for the five trading days prior to the date of conversion (the "Conversion Price"). Debentures that are not converted prior to their maturity dates automatically convert on their maturity dates. Accrued interest on the debentures will be paid on their conversion dates by the issuance of shares of Common Stock valued at the Conversion Price. If a debenture is not converted within five business days after the Company receives notice of the conversion, the Company is obligated to pay liquidated damages to the debenture holder, for each $100,000 principal amount of debentures sought to be converted, in the amount of $100 for each of the first two days, $200 for each of the next two days, $300 for each of the next two days, $400 for each of the next two days and $500 per day thereafter until the conversion shares are delivered. Prior to the receipt of a conversion notice, the Company has the right to redeem any debenture for a cash amount equal to 125% of the principal amount of the debenture, plus unpaid accrued interest, if the Conversion Price is the below the closing bid price of the Common Stock as reported on NASDAQ on the date the debenture was issued. The closing bid prices when the debentures were issued ranged from $3.00 to $3.50. Upon giving notice of its intention to redeem a debenture, the debenture holder's right to convert the debenture is suspended, but the Company must pay an additional one percent per month in cash on a pro rata basis until the full redemption price is paid. If the full redemption price is not paid within ten business days after the redemption notice is given, the debenture holder has the right to convert the debenture into shares of Common Stock. A debenture holder may fax a notice to the Company requiring the Company to declare, by faxed notice within twenty-four hours after receipt of the notice from the debenture holder, whether the Company intends to effect a redemption within the following five business days. If the Company does not respond during said twenty-four hour period, the Company is precluded from redeeming that debenture holder's debentures during said five day period. The Company agreed to register the shares of Common Stock into which the debentures are convertible within 120 days after demand is made by a debenture holder. The first demand for registration was received by the Company on November 13, 1996. If, because of the Company's acts or failure to act, the registration statement is not effective within 120 days after demand is made, the Company is obligated to pay the debenture holder liquidated damages equal to 2% of the principal amount of the debentures for the first month and 3% of the principal amount of the debentures thereafter until the registration statement becomes effective. Because the Conversion Price is dependent upon the market price of the Common Stock, the Company cannot ascertain with certainty the number of shares of Common Stock required to effect the conversion of all of the debentures. Therefore, the Company has registered an indeterminate number of shares for issuance upon the conversion of $6,000,000 principal amount of debentures plus interest at the rate of 4% per annum for up to one year from the date of issuance of the debentures. If the average Conversion Price of the Common Stock falls below $.75 per share, the Company may not have sufficient shares available to effect the conversion of all of the debentures, in which case the Company would have to pay liquidated damages unless its Certificate of Incorporation is amended to authorize additional shares or the Company redeems the debenture for which conversion is sought. (See "Risk Factors - Dilution") The Company may request it shareholders to approve an amendment to the Company's Certificate of Incorporation authorizing additional shares. Also, the Company may attempt to redeem part of the debentures. There can be no assurance that the Company's shareholders would approve an amendment to the Company's Certificate of Incorporation authorizing additional shares of Common Stock. There can be no assurance that the Company could borrow monies to fund the redemption of any of the debentures on a commercially reasonable basis, or at all, or that the Company would otherwise be financially able to effect a redemption.

     2. LIMITED OPERATING HISTORY; UNCERTAINTY OF FUTURE OPERATING RESULTS. The Company was formed in August 1992 to acquire the assets and assume certain liabilities of Standard Oil and Exploration of Delaware, Inc. ("Standard Oil"), a gas and oil company operating under the protection of Chapter 11 of the U.S. Bankruptcy Code at that time. The Company acquired a substantial portion of its wells and pipeline system subsequent to the consummation of the Standard Oil transaction and only commenced operations in the Gulf Coast in October 1994. Accordingly, the Company has a limited operating history upon which an evaluation of its performance and prospects can be made. The Company's prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment and continual expansion of a new business in an industry characterized by intense competition. The Company's operating expenses have increased and can be expected to increase significantly in connection with the proposed expansion of its operations. As a result, the Company's future operating results will be dependent upon corresponding increases in revenue from operations. The Company's prospects could be adversely affected by unfavorable general economic conditions, including downturns in the economy, substantial or extended declines in gas and oil prices, political and regulatory developments and increased competition from other sources of energy. There can be no assurance that the Company's rate of revenue growth will continue in the future or that the Company's future operations will be profitable.

     3. NEED FOR ADDITIONAL FINANCING. At October 31, 1996, the Company had a working capital deficit of approximately $9,800,000. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its proposed expansion), that its projected cash flow from operations may not be sufficient to satisfy its anticipated cash requirements during 1997. Consequently, the Company may be required to obtain additional financing. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. To the extent that the Company issues equity securities in connection with such financing, any such issuance of equity securities would result in dilution to the interest of the Company's stockholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any financing, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness.

     4. SIGNIFICANT OUTSTANDING INDEBTEDNESS: SECURITY INTERESTS. The Company has available a $30,000,000 line of credit (the "Line of Credit"), with a $26,100,000 borrowing base, from Den norske Bank AS. As of November 30, 1996, the amount outstanding under the Line of Credit was approximately $25,583,000. The Company borrowed $3,690,000 under the Line of Credit on September 30, 1996, for which it paid Den norske Bank 2 points. The Company used $2,000,000 of the funds to pay development costs on its South Timbalier properties and $1,000,000 to partially pay the Century Obligation. The remaining $690,000 was used for working capital. The funds borrowed under the Line of Credit bear interest at an annual rate equal to the floating prime rate plus 1%. Such indebtedness is in addition to the approximately $3,684,762 of accounts payable and accrued taxes and expenses of the Company as of October 31, 1996, and approximately $490,000 owed to present and/ or former officers and/or directors of the Company for termination of their participation interests in the Century Note (see "Recent Developments-Termination of Management Participations"). The Line of Credit is secured by a lien on substantially all of the assets of the Company and prohibits the Company from taking certain actions without the written consent of the bank, such as consolidating or merging with another entity, selling significant assets, changing senior management, and declaring or paying dividends or other distributions on the Company's securities as long as the Line of Credit is outstanding. At September 30, 1996, the Company was in violation of a loan covenant pertaining to its quarterly interest ratio, and has, from time to time, been in violation of certain other covenants. Although the bank has waived all of such defaults in the past, there can be no assurance that any of such defaults will be waived in the future. In the event of future violations or other defaults by the Company of its obligations under the Line of Credit, the bank could declare the amounts outstanding under the Line of Credit to be due and payable and, in certain cases, foreclose on the Company's assets. The inability of the Company to maintain the Line of Credit would have a material adverse effect on the Company, including requiring it to cease its expansion activities. Moreover, to the extent that the Company's assets continue to secure the Line of Credit such assets will not be available to secure additional indebtedness, which may adversely affect the Company's ability to borrow in the future.

     5. DEPENDENCE UPON SUCCESSFUL OPERATIONS; DEPENDENCE UPON THIRD PARTIES. The success of the Company will be materially dependent upon the success of its acquisitions and exploratory drilling program. Such activities include the necessity of incurring significant expenditures to locate and acquire producing properties and to drill wells. There can be no assurance that commercially productive natural gas and crude oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors, including unexpected formations and drilling conditions, pressure or mechanical irregularities, information and equipment failures or accidents, as well as weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Also, the success of Company's operations is dependent, to a large extent, on joint ventures with non-affiliated third parties. The time and resources devoted by such third parties will be controlled by such third parties and not by the Company. There can no assurance that the third parties will fulfill their obligations, financial or otherwise, to the joint venture or that the Company will be able to enter into new joint ventures or that such arrangements will result in commercially successful operations.

     6. VOLATILITY OF GAS AND OIL PRICES; MARKETABILITY OF PRODUCTION; FLUCTUATIONS IN OPERATING RESULTS. The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for gas and crude oil. Gas and crude oil prices have been extremely volatile in recent years and are affected by many factors outside the control of the Company, including federal and state regulation of gas and oil production and transportation, weather conditions, general economic conditions, tax and energy policies, changes in supply and demand, the condition of the United States economy, the actions of the Organization of Petroleum Exporting Companies ("OPEC"), the foreign supply of oil and gas, prices and availability of alternative energy sources and political conditions in the Middle East. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of gas and oil. Any substantial decline in the price of gas and oil will likely lead to substantial reductions in cash flow and profitability. The marketability of the Company's production also depends upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. As a result of the foregoing factors, as well as the success of exploration and drilling activities, the time of bringing new wells on line and the acquisition of new wells and other properties, the Company has experienced and expects to continue to experience fluctuations in its operating results, which at times could be significant. As a result, the Company's operating results for any given period are not necessarily indicative of the results that may be achieved for a full year.

     7. REPLACEMENT OF PROPERTIES. The Company's future success will depend upon its ability to locate, develop and acquire additional gas and oil properties or interests in properties that are economically recoverable. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, or both. To increase reserves and production, the Company must continue its exploratory drilling program or undertake other replacement acquisition activities. There can be no assurance, however, that the Company's planned exploratory projects or other replacement acquisition activities will result in significant additional reserves or that the Company will be able to successfully drill or acquire productive wells at low finding, acquisition and development costs. Furthermore, although the Company's revenues may increase if prevailing gas and oil prices increase significantly, the Company's location and acquisition costs for additional reserves could also increase.

     8.   UNCERTAINTY OF ESTIMATES OF GAS AND OIL RESERVES.
There are numerous uncertainties inherent in estimating quantities of proved reserves and their estimated values, including many factors beyond the control of the Company. The reserve data set forth in this Prospectus and the reports incorporated herein represent only estimates. Petroleum engineering is not an exact science. Information relating to the Company's proved gas and oil reserves is based upon engineering estimates. Estimates of economically recoverable gas and oil reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future gas and oil prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of gas and oil attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material, which could materially affect the estimated quantity and value of the Company's reserves.

     9. OPERATING HAZARDS AND UNINSURED RISKS. The Company's operations are subject to the hazards and operating risks inherent in drilling for, and production and transportation of, gas and oil, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases. Moreover, offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damages, and to interruption or termination of operations by governmental authorities based on environmental or other considerations. The occurrence of any of these events could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damages, resulting in clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, the Company maintains insurance against some, but not all, of these risks. There can be no assurance that any insurance will be adequate to cover any losses or liabilities or that adequate levels of coverage will be available in the future, at reasonable cost, or at all. A partially uninsured or completely uninsured successful claim against the Company could have a material adverse effect on the Company. In connection with the acquisition of the properties from AKS, AKS represented and warranted to the Company, among other things, that there were no undisclosed liabilities relating to the assets and agreed to indemnify the Company for any breach or breaches of its representation and warranties to the extent that a single breach exceeds $25,000 or aggregate breaches exceed $100,000; provided, however, that the maximum amount of such indemnity shall not exceed an aggregate of $250,000. There can be no assurance that $250,000 would be sufficient to cover any breach or breaches of AKS's representations and warranties or that AKS would be financially able to indemnify the Company to the extent of its losses or at all. In connection with the acquisition of the South Timbalier properties from Century, Century represented and warranted to the Company, among other things, that to the best of its knowledge, information and belief, and after reasonable inquiry, that the assets were not subject to environmental defects. Century agreed to indemnify the Company for any claims, losses, expenses, costs, obligations or liabilities of any kind ("Losses") which the Company incurs because of any inaccuracy in or breach of any of its representations and warranties to the Company. Should Century breach its representation and warranty, there can be no assurance that Century would be financially able to indemnify the Company to the full extent of its Losses or at all.

     10. GEOGRAPHIC CONCENTRATION. Substantially all of the Company's operations are located in the Gulf of Mexico region and in Southeast Kentucky. Because of the Company's geographic concentration, any regional events that increase costs, reduce availability of equipment or supplies, reduce demand or limit production, including weather and natural disasters, may impact the Company more than if its operations were more geographically diversified. The Company's operations located in the Gulf of Mexico region utilize local pipeline systems not owned by the Company for processing at local processing plants. The Company's operations located in Southeast Kentucky utilize pipelines owned both by the Company and by nonaffiliated companies. While the Company expects to have flexibility to mitigate the effects of pipeline curtailments or plant shut-downs, curtailment of a significant portion of a pipeline or a prolonged plant shut-down could adversely affect the Company's operations, perhaps materially.

     11. PRODUCTION AND CUSTOMER CONCENTRATION. As of September 30, 1996, approximately 40% of the Company's total oil and gas production was attributable to 2 wells located in the Ship Shoal Block 150 in the Gulf of Mexico off the Louisiana coast (the "Key Wells") and approximately 12.5% of the Company's total production was sold to one customer ("Key Customer"). If any of the Key Wells become nonproducing for any reason or if the Key Customer ceases to purchase the Company's production, the Company could be materially and adversely affected because there can be no assurance that the Company will not continue to be dependent upon production from a limited number of wells or sales to a limited number of customers.

     12. GOVERNMENT REGULATION. The Company's gas and oil operations are subject to extensive federal, state and local regulations and licensing requirements which constantly change in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and the posting of reclamation bonds. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of gas and oil wells below actual production capacity to conserve supplies of gas and oil. In addition, the production, handling, storage, transportation and disposal of gas and oil, by-products thereof and other substances and materials produced or used in connection with gas and oil operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management. To date, expenditures related to compliance with these laws and remediation of existing environmental contamination have not been significant in relation to the results of operations of the Company. The Company believes the trend of more expansive and stricter environmental legislation and regulations will continue. Amendments to existing statutes and regulations and adoption of new statutes and regulations which affect the drilling for and production, transportation and marketing of, gas and oil could impose restrictions upon certain aspects of the Company's operations with which the Company man not be able to comply with at a reasonable cost, or at all. There can be no assurance that the Company will be able, for financial reasons or otherwise, to adapt its operations to comply with applicable laws or regulations or obtain and maintain applicable licenses, permits or approvals in the future. The Oil Pollution Act of 1990 imposes a variety of regulations on the "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on the Company.

     13. COMPETITION. The Company operates in a highly competitive environment. The Company competes with major independent gas and oil companies for the acquisition of additional properties and the transportation and marketing of its production. Many of those companies have financial and other resources substantially in excess of these available to the Company. These competitors may be better positioned to take advantage of industry opportunities and to withstand changes affecting the industry, such as fluctuations in gas and oil prices and production, the availability of alternative energy sources and the application of government regulation. There can be no assurance that the Company will be able to compete successfully.

     14. RELATED TRANSACTIONS. The Company has, from time to time, entered into transactions with certain of its officers and directors and with affiliated entities of such persons involving, among other things, loans to the Company, participations in notes receivable owned by the Company, participations in working interests in oil and gas wells owned by the Company and the lease of office space to the Company. Each of these transactions has the potential of creating conflicts between the directors and officers involved and the Company. There can be no assurance that any prior transactions between the Company and its affiliates have been on terms no less favorable to the Company as could have been obtained from unaffiliated third parties, that future transactions or arrangements between the Company and it affiliates will not result in conflicts of interest, or that if conflicts of interest arise, they will be resolved in a manner favorable to the Company.

     15. CONTROL BY MANAGEMENT. Officers and directors of the Company beneficially own or control approximately 38.9% of the outstanding Common Stock. Such individuals, acting together, are in a position to effectively control the Company, including having the ability to elect all of the Company's directors, increase the authorized capital, merge or sell the assets of the Company and approve most matters submitted to the stockholders for approval.

     16. DEPENDENCE ON KEY PERSONNEL. The Company's success is highly dependent on the personal efforts of Douglas L. Hawthorne, Rick G. Avare, Leonard K. Nave and certain other key personnel. Although the Company entered into five-year employment agreements with Messrs. Hawthorne and Nave in 1993 and Mr. Avare in 1996, the loss of one or more of such persons or the loss of other key personnel could have a material adverse effect on the Company's business, financial condition and result of operations. The recruitment, retention and motivation of skilled executives, sales and technical personnel and other employees are important to the Company's operations. Although the Company has not experienced significant problems in recruiting and retaining qualified personnel, there can be no assurance that it will not encounter such problems in the future.

     17. NO DIVIDENDS AND RESTRICTIONS ON DIVIDENDS. To date, the Company has not paid any dividends on its Common Stock and does not intend to declare any dividends in the foreseeable future. The Company intends to retain earnings, if any, for the future operation and development of its business. In addition, the payment of such dividends is prohibited by the term of the Company's Line of Credit.

     18. POSSIBLE VOLATILITY OF MARKET PRICE. The Common Stock is currently traded on the NASDAQ Small Cap Market. From time to time the market price of certain oil and gas companies have been affected by various factors, including adverse publicity. There can be no assurance given that the market price of the Common Stock will not be volatile as a result of factors such as the Company's financial results, possible adverse publicity resulting from any infractions of governmental regulations and various other factors affecting the oil and gas industry or the market generally. Additionally, in recent years the stock market has experienced wide price fluctuations not necessarily related to the operating performance of such companies. (See "Plan of Distribution")

     19. SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION OF SUBSTANTIAL PERCENTAGE OF OUTSTANDING SHARES. As of November 30, 1996 the Company had a total of 6,520,296 shares of Common Stock outstanding (including 173,724 shares obligated to be issued to persons designated by World Capital Funding, Inc.), of which 1,119,522 outstanding shares, or 17.2%, are included in this registration statement. Of the total outstanding shares of Common Stock, 5,179,415 shares will be available for sale without restriction by persons other than affiliates of the Company. The remaining 1,347,157 shares of Common Stock outstanding at November 30, 1996 are "control" or "restricted shares" as defined in Rule 144 promulgated under the Act and will become eligible for sale under Rule 144 in limited amounts at various times in the future.

     20. EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES. As of November 30, 1996, the Company had outstanding options and warrants to purchase 4,734,328 shares of Common Stock with an average exercise price of $4.63 per share for an aggregate of $21,932,262. As of December 4, 1996, the Company had outstanding convertible debentures in the aggregate principal amount of $6,000,000 and 268,851 outstanding shares of Series 1993 Preferred Stock. See "Summary of the Offering" , "Description of Capital Stock" and "Description of Derivative Securities Held by Selling Stockholders". Of the total number of shares of Common Stock underlying the outstanding options and warrants, 4,026,995 shares have been registered for sale by the holders thereof. The Company has registered an indeterminate number of shares of Common Stock for issuance upon the conversion of the convertible debentures. The Company has reserved 268,851 shares of Common Stock for issuance upon the conversion of the Series 1993 Preferred Stock, of which 187,500 shares are included in this offering. All of the convertible debentures and 78,017 shares of Series 1993 Preferred Stock are held by nonaffiliates of the Company. Approximately 29.4% of the outstanding options and warrants is owned by executive officers and directors of the Company. To the extent that the outstanding options, warrants, convertible preferred stock and convertible debentures are exercised or converted, as the case may be, the price of the Common Stock in the market may be substantially reduced. Moreover, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Stock, with a resulting dilution in the interest of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected since the holders of such options, warrants, convertible preferred stock and convertible debentures may exercise or convert them at a time when the Company would likely be able to obtain additional capital through a new offering of securities on terms more favorable than those provided thereby.

     21. DILUTION. The Company is authorized to issue 20,000,000 shares of Common Stock, of which 6,520,296 shares were outstanding as of November 30, 1996 (including 173,724 shares obligated to be issued to persons designated by World Capital Funding, Inc.) and 5,320,957 shares were reserved for issuance upon the exercise of outstanding options, warrants, convertible preferred stock, and payment for the termination of management participations in the Century Note. If all of the shares of Common Stock reserved for issuance upon the exercise or conversion of the outstanding options, warrants, convertible preferred stock and the payment for termination of management participations in the Century Note are issued, a total of 11,841,253 shares of Common Stock would be outstanding. Because the value of the Common Stock issuable upon conversion of the convertible debentures is based on the lesser of the closing bid price of the Common Stock as reported on NASDAQ on the date of issuance of the debenture or 75% of the average closing bid price of the Common Stock as reported on NASDAQ for the five trading days preceding the date of each conversion (the "Conversion Price"), the Company cannot ascertain with certainty the number of shares of Common Stock required to effect the conversion of all of the convertible debentures. See "Risk Factors - Possible Liquidated Damages; Possible Insufficient Shares Available to Convert Debentures". Therefore, the Company has registered an indeterminate number of shares of Common Stock for issuance upon the conversion of $6,000,000 principal amount of debentures plus interest at the rate of 4% per annum for up to one year from the date of issuance of the debentures. Furthermore, there can be no assurance that the Company will not undertake the issuance of additional shares of Common Stock or of other securities convertible into shares of Common Stock for various purposes. Holders of the Company's Common Stock do not have a preemptive right to purchase any additional shares of Common Stock that may be issued by the Company.

     22. POSSIBLE STATE AND FEDERAL RESTRICTIONS ON EXERCISE OF NON-PLAN OPTIONS AND WARRANTS. When exercised, the holders of Non-Plan Options and Warrants will be able to sell the underlying shares of Common Stock only if a current registration relating to such shares of Common Stock has been declared effective by the Commission and only if the shares of Common Stock are qualified for sale or are exempt from qualification under the applicable securities laws of the states in which the holders reside. If such shares are not qualified for sale, it is unlikely that the holders will exercise the Non-Plan Options and Warrants, in which event the Company would not receive any funds.

     23. RISKS RELATED TO POSSIBLE ACQUISITIONS. The Company intends to expand its operations though the possible acquisition of additional oil and gas properties and related assets which the Company believes are compatible to its business. While the Company has from time to time evaluated possible acquisition opportunities, as of the date of this Prospectus, the Company is not engaged in identifying candidates for acquisition, and has no plans, agreements, commitments, arranging or understandings, other than those disclosed in this Prospectus, with respect to any new acquisition. The Company has not established any minimum criteria for any new acquisition and management will have complete discretion in determining the terms of any such acquisitions. Consequently, there is no basis for any of the investors to evaluate the specific merits or risks of any potential new acquisitions that the Company may undertake. There can be no assurance that the Company will be able to ultimately effect additional acquisitions. Although the Company will endeavor to evaluate the risks inherent in a particular acquisition, there can be no assurance that the Company will properly ascertain or assess all significant risk factors prior to consummating any additional acquisition.

     24. POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM; RISK ASSOCIATED WITH LOW PRICED STOCKS. The Company's Common Stock is currently listed on NASDAQ. However, in order to continue to be listed on NASDAQ, a company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion on NASDAQ if the market value of the public float is at least $1,000,000 and the company has $2,000,000 in capital and surplus. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's Common Stock from NASDAQ and trading, if any, in the Company's Common Stock would thereafter be conducted in the non-NASDAQ over-the-counter market. As a result of such delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock. In addition, if the Common Stock was to become delisted from trading on NASDAQ, and the trading price of the Common Stock is below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ or non-exchange traded equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock market transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock, which could severely limit the liquidity of the Common Stock and the ability of the purchasers in this Offering to sell the Common Stock in the secondary market.

     25. AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to designate any additional series of preferred stock or to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

                           THE COMPANY

     American Resources of Delaware, Inc. (the "Company") is a fully integrated oil and gas company engaged in the exploration, development and acquisition of oil and gas properties located in Kentucky, the Gulf of Mexico and Michigan and the marketing and transportation of natural gas. A substantial portion of the Company's operations are conducted through its subsidiary, Southern Gas of Delaware, Inc., ("Southern Gas") a Kentucky-based natural gas production, pipeline and gas marketing company. In the Appalachian region of Kentucky, Southern Gas has natural gas reserves, gathering systems, compressors, and dedicated pipeline capacity with transportation companies and contracts to sell its product to end-users. The expansion of the Company's operations into the Gulf of Mexico commenced in October 1994 when the Company entered into an agreement with Settle Oil and Gas Company ("Settle") pursuant to which the Company acquired, among other things, a 26.25% working interest, which was subsequently increased to a 50% working interest, in a federal lease block known as Ship Shoal Block 150, offshore Louisiana, exclusive of 546 acres in the southwest corner of the block, and a 44% interest in Crescent Turnkey Engineering, L.L.C., a Delaware limited liability company formed for the purpose of providing engineering and drilling services to third parties and for operations in which the Company is involved.

     The Company seeks a balance between its exploration program and the acquisition of proved properties. Through December 31, 1995, the Company had proven reserves of twenty-nine (29) billion cubic feet ("bcf") of natural gas and natural gas equivalents which increased primarily as a result of exploration discoveries in the Gulf Coast region. With the subsequent acquisition of the Appalachian properties from AKS Energy Corporation ("AKS") in February 1996, and the South Timbalier and Salt Dome properties from Century Offshore Management Company ("Century") in August,

1996, the Company's proved reserves increased to approximately 48 bcf. The effect of these exploration and acquisition activities represents a 110% increase in the Company's proved reserves since
December 1994.

     The Company believes that the expansion of its focus to the federal waters of the Gulf of Mexico, offshore Louisiana, is the foundation of its continued growth. The Gulf of Mexico is a prolific oil and gas province, accounting for approximately 25% of the domestic natural gas production. Two successful producing wells have been drilled on Ship Shoal block 150. Based on 3-D seismic interpretations, the Company has identified two additional well locations which the Company has farmed-out to Pennzoil Exploration and Development Corporation in exchange for an 8.3% net overriding royalty interest. After Pennzoil recovers its cost of developing the wells, the Company has the option to increase its net overriding royalty interest to 10% or take a one-third working interest in the wells. There is a significant amount of seismic and other geologic data available at a reasonable cost. Also, the shallow waters of the Gulf of Mexico have a substantial existing infrastructure, including gathering systems, platforms, pipelines and drilling and service companies, which facilitate cost effective operations and the timely development of discoveries.

     At November 30, 1996 the Company owned working interests in
(i) 340 producing and 117 nonproducing oil and gas wells situated in Kentucky, 16 producing oil and gas wells situated in Michigan, and 12 producing and 1 nonproducing oil and gas wells situated in the Gulf of Mexico region. The Company's proved reserves totaled approximately 48 bcf, of which approximately 39 bcf were developed. The Company also owned approximately 300 miles of pipeline situated in Kentucky.

     The Company, a Delaware corporation, was organized on August 14, 1992 to acquire the assets and assume certain liabilities of Standard Oil and Exploration of Delaware, Inc., a Delaware corporation, in a reorganization proceeding pursuant to Chapter 11 of the United States Bankruptcy Code. The Company's principal and executive offices are located at 160 Morgan Street, Box 87, Versailles, Kentucky 40383 and its telephone number is (606) 873-5455.

                       RECENT DEVELOPMENTS

     ACQUISITIONS. In February 1996, the Company extended its operations in Kentucky by acquiring from AKS more than 100 miles of gathering and transmission pipeline and related equipment, 50,000 acres of developed and undeveloped leases and net revenue interest ownership in approximately 155 producing wells containing natural gas reserves of approximately 7.7 bcf. As consideration for such assets, the Company paid AKS $2,909,000 cash, assumed $125,000 of AKS's severance obligations, issued

225,000 shares of Common Stock to AKS and issued warrants to AKS with an expiration date of December 31, 1998 to purchase an additional 225,000 shares of Common Stock for $5.00 per share. The Company has registered the 225,000 shares of Common Stock for sale under the Securities Act of 1933. The Company agreed to register the shares of Common Stock underlying the warrants issued to AKS within 180 days after AKS has purchased an aggregate of 100,000 shares of Common Stock under the warrants. AKS has the right to put 50,000 shares of Common Stock to the Company for $5.00 per share anytime between June 30, 1997 and June 30, 1999. In addition, the Company entered into an agreement to participate with AKS, on a 50-50 basis, in the joint development of leases owned by AKS on 40,000 acres of undeveloped Southeastern Kentucky gas fields. AKS had the right to pay its share of the development and drilling costs by putting shares of Common Stock to the Company at a price of $5.00 per share and AKS put 10,480 shares to the Company for that purpose. The joint venture with AKS was terminated on November 27, 1996. In May 1996, the Company presold approximately 2.2 bcf of gas to be produced in the future by the wells purchased from AKS for a current payment of $4.3 million. In August 1996, the Company sold oil and gas leases and pipelines located in Clay County, Kentucky to an unaffiliated party for approximately $590,000.

     On July 3, 1996, the Company extended its operations in the Gulf of Mexico region by acquiring from Century working interests in proved developed and undeveloped oil and gas properties (with proved reserves of approximately 12.0 bcf of gas and 465,000 barrels of oil), equipment and pipelines on property known as the South Timbalier Area, Block 148, on the Outer Continental Shelf off the Louisiana coastline (the "Century Transaction"). As consideration for the purchase, the Company paid $8,000,000 in cash, cancelled a $6,500,000 promissory note from Century to the Company and assumed existing liens against the assets purchased in the amount of $1,051,000. Nine of the ten wells in which the Company purchased a working interest are producing and the Company has drilled another well on the property since its acquisition. The Company also agreed to use its best efforts to obtain approval under its Line of Credit to loan $3,000,000 to Century in three equal installments on September 1, October 1 and November 1, 1996 on an unsecured basis. The Company has not obtained approval under its Line of Credit to make the loans to Century.

     On August 31, 1996 the Company purchased from Century a 6.2% working interest in Bayou Bullion Salt Dome, a 5.6% working interest in Plumb Bob Salt Dome and a 9.5% working interest in White Castle Salt Dome, all of which are unproved properties located onshore Louisiana for $4,509,000. The purchase price was paid by applying advances the Company had previously made to Century for the acquisition of working interests in various undeveloped properties.

     MANAGEMENT CHANGES. Andrew J. Kacic served as President, Secretary and Treasurer of the Company from the Company's inception in August 1992 until he resigned effective December 31, 1995. He also served as a director of the Company from August 1992 until August 1996. Jonathan B. Rudney, an investor in Century, was elected president and Chief Executive Officer of the Company on January 1, 1996; however, he resigned in May 1996 to avoid a conflict of interest in connection with the Company's negotiations for the purchase of oil and gas properties from Century. Rick G. Avare, who has served as a director of the Company since September 1994 and who had served as Executive Vice President and Chief Operating Officer of the Company since August 1995, succeeded Mr. Rudney as President and Chief Executive Officer. Mr. Kacic did not stand for reelection as a director and his position on the Board was filled by the election of David Fox, Jr. at the Company's Annual Meeting of Shareholders held on August 14, 1996.

     TERMINATION OF MANAGEMENT PARTICIPATIONS. In July 1995, Douglas L. Hawthorne, Andrew J. Kacic and Donald A. Schellpfeffer, all of whom were executive officers and/or directors of the Company, each paid the Company $80,000 to enable the Company to fund a loan commitment to Century in the original principal amount of $5,000,000, bearing interest at the rate of 22% per annum (the "Century Note"). In addition, Southern Gas Holding Company, Inc., a Kentucky corporation owned 52.5% by Rick
G. Avare, 7.5% by Leonard K. Nave, individually, and 32.5% by Leonard K. Nave, trustee, paid the Company $160,000 to help fund the loan commitment. Messrs. Nave and Avare were also executive officers and/or directors of the Company (Messrs. Hawthorne, Kacic, Schellpfeffer and Southern Gas Holding Company, Inc. are referred to as the "Participants"). The monies were paid to the Company in exchange for participations in the Century Note for the same dollar amount. In April 1996, Mr. Hawthorne paid the Company $250,000 in exchange for an additional $250,000 participation in the Century Note. The Company used the $250,000 to help fund the development of its activities in the Gulf of Mexico region. In July 1996, the Century Note was cancelled as part of the consideration paid by the Company in the Century Transaction and the Company became obligated to the Participants in the aggregate amount of $650,000 plus interest at the rate of 22% per annum. On September 30, 1996, the Company entered into agreements with the Participants pursuant to which the Company paid the Participants an aggregate of $160,000 cash plus accrued and unpaid interest. The remaining $490,000, plus unpaid accrued interest, is due the Participants in April, 1997. The Participants and the Company agreed that each Participant may elect to be paid in cash or in shares of the Company's Common Stock valued at 75% of the average closing bid price of the Common Stock as reported by NASDAQ five trading days immediately preceding the payment date.

     INCENTIVE BONUS PLAN. On November 12, 1996, the Company's Board of Directors adopted an Incentive Bonus Plan (the "Bonus Plan"). The Bonus Plan provides that in each Contribution Period or Interim Contribution Period, as hereinafter defined, (the "Bonus Period") the Company will make a Bonus Contribution to the Bonus Plan. One-half of the Bonus Contribution will be an amount equal to two and one-half cents ($.025) per million cubic feet equivalent of the net increase in the Company's proved producing reserves during the Bonus Period and the other one-half of the Bonus Contribution will be an amount equal to two percent (2%) of the Company's net income before taxes during the Bonus Period as determined in accordance with generally accepted accounting principles, excluding extraordinary items such as net gain or loss resulting from the sale, exchange or other disposition of capital assets (other than in the ordinary course of business), and, to the extent deducted in arriving at net income, interest, depreciation, depletion and amortization expenses. Provided, however, that the Bonus Contribution made during any Bonus Period cannot exceed the sum of $500,000.

     The Interim Contribution Period runs from November 12, 1996 through December 31, 1996. Calendar year 1997 and each successive calendar year thereafter constitutes a Contribution Period until such time as the Bonus Plan is modified or terminated by the Board of Directors.

     Within 60 days after the end of each Bonus Period, the President of the Company is required to recommend the manner in which the Bonus Contribution is to be distributed among the Company's Chief Executive Officer, Chief Financial Officer, Senior Vice Presidents, General Counsel, Corporate Secretary and other key personnel. All distributions are subject to approval by the Compensation Committee of the Board of Directors and by the Board of Directors.

     EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS. On November 12, 1996, the Company entered into an Employment Agreement with Rick
G. Avare, the Company's President and Chief Executive Officer, to serve in such capacity for a period of five years. If written notice of intent to terminate the agreement is not given by either party at least six months prior to the third anniversary of the agreement, after the fifth anniversary of the agreement it is automatically extended from year to year unless either party gives written notice of intent to terminate at least six months prior to the next anniversary date, at which time the agreement will terminate. As consideration for Mr. Avare's agreement to serve as President and Chief Executive Officer, the Company agreed to pay him a salary of $160,000 per year plus benefits customarily paid to executives holding similar positions. Mr. Avare's salary is subject to annual review by the Board of Directors. It can be increased by the Board of Directors but it cannot be decreased.

     On the same date, the Company entered into a Change of Control Agreement with Mr. Avare. The agreement is for a term of five years. If written notice of intent to terminate the agreement is not given by either party at least six months prior to the third anniversary of the agreement, after the fifth anniversary of the agreement it is automatically extended from year to year unless either party gives written notice of intent to terminate at least six months prior to the next anniversary date, at which time the agreement will terminate. Provided, however, the Company is prohibited from giving notice of intent to terminate if within one year prior to the termination date the Company has received notice of or has reason to believe that a change of control may occur.

     The agreement provides that if a change of control occurs and Mr. Avare's employment subsequently terminates for any reason, the Company will pay to Mr. Avare an amount of monies equal to the sum of (i) any monies due him under the remaining term of his employment contract, (ii) any monies received by him from the sale of the Company's common stock acquired as the result of the exercise of stock options, (iii) 2.99 times the bonus awarded to him for the prior year under the Company's Incentive Bonus Plan or $300,000, whichever is greater, and (iv) all legal fees and expenses incurred by him as a result of such termination and in seeking to obtain or enforce any right under the agreement. In addition, the Company is obligated to permit Mr. Avare to participate, for a period of three years after termination, in the Company's insurance programs at no cost to Mr. Avare.

     Under the agreement, a change of control is deemed to occur if (i) any person or group of persons, other than a group of persons consisting of the Company's officers and directors as of the date of the agreement, acting in concert, acquires beneficial ownership of the Company's then outstanding capital stock representing 20% or more of the voting power of all of such shares, (ii) the Company or any of its subsidiaries sell, assign or transfer assets for consideration greater than 50% of the book value of the Company's then consolidated assets as determined under generally accepted accounting principles, (iii) the Company or any of its subsidiaries merge, consolidate or otherwise reorganize and the Company's officers and directors as of the date of the agreement receive less than 35% of the voting power of the capital stock of the surviving or resulting entity, (iv) the Company adopts a plan of liquidation or dissolution, (v) the commencement of a tender offer for the Company's common stock, which, if successful, would result in a deemed change of control as defined in the agreement, (vi) a determination by the Board of Directors of the Company, in view of then current circumstances or impending events, that a deemed change of control as defined in the agreement has occurred or is imminent, (vii) the persons who were directors of the Company immediately prior to any merger, consolidation, sale of assets or contested election, or any combination of the foregoing, cease to constitute a majority of the Company's Board of Directors, and (viii) the persons who were directors immediately prior to a tender offer or exchange offer for the Company's voting stock (other than by the Company or any of its subsidiaries) cease to constitute a majority of the Company's Board of Directors within two years after such tender or exchange offer.

     RECENT FINANCINGS. In November 1995, the Company completed a private placement of 41.167 units for $30,000 per unit for which the Company received net proceeds of approximately $1,128,000 (the "November 1995 Private Placement"). Each unit consisted of 10,000 shares of Common Stock, 1995 Class A Warrants to purchase 5,000 shares of Common Stock and 1995 Class B Warrants to purchase 5,000 shares of Common Stock. The exercise price of the 1995 Class A Warrants is $3.50 per share and the exercise price of the 1995 Class B Warrants is $5.00 per share. Both the Class A and Class B Warrants are exercisable for a period of 36 months commencing October 8, 1997.

     In June 1996, the Company completed a private placement of 100 units for $10,000 per unit for which the Company received net proceeds of approximately $900,000 (the "June 1996 Private Placement"). Each unit consisted of 3,300 shares of Common Stock and 1996 Class A Warrants to purchase 1,650 shares of Common Stock (the "June Private Placement Securities"). The exercise price of the 1996 Class A Warrants is $4.00 per share. The 1996 Class A Warrants were immediately exercisable and expire October 8, 1999.

     In the fourth quarter of 1996, the Company privately placed 4% Convertible Debentures in the aggregate principal amount of $6,000,000 with a maturity date one year from date of issuance (the "November 1996 Private Placement"). The debentures are convertible at the option of the holders into shares of Common Stock valued at the lesser of (i) the closing bid price of the Common Stock as reported on NASDAQ on the date of issuance of the debenture, or (ii) 75% of the average closing bid prices of the Common Stock as reported on NASDAQ for the five trading days prior to the date of conversion (the "Conversion Price"). Debentures that are not converted prior to their maturity dates automatically convert on their maturity dates. Accrued interest on the debentures will be paid on their conversion dates by the issuance of shares of Common Stock valued at the Conversion Price. If a debenture is not converted within five business days after the Company receives notice of the conversion, the Company is obligated to pay liquidated damages to the debenture holder, for each $100,000 principal amount of debentures sought to be converted, in the amount of $100 for each of the first two days, $200 for each of the next two days, $300 for each of the next two days, $400 for each of the next two days and $500 per day thereafter until the conversion shares are delivered. Prior to the receipt of a conversion notice, the Company has the right to redeem any debenture for a cash amount equal to 125% of the principal amount of the debenture, plus unpaid accrued interest, if the Conversion Price is below the closing bid price of the Common Stock as reported on NASDAQ on the date the debenture was issued. The closing bid prices when the debentures were issued ranged from $3.00 to $3.50. Upon giving notice of its intention to redeem a debenture, the debenture holder's right to convert the debenture is suspended, but the Company must pay an additional one percent per month in cash on a pro rata basis until the full redemption price is paid. If the full redemption price is not paid within ten business days after the redemption notice is given, the debenture holder has the right to convert the debenture into shares of Common Stock. A debenture holder may fax a notice to the Company requiring the Company to declare, by faxed notice within twenty-four hours after receipt of the notice from the debenture holder, whether the Company intends to effect a redemption within the following five business days. If the Company does not respond during said twenty-four hour period, the Company is precluded from redeeming that debenture holder's debentures during said five day period. The Company agreed to register the shares of Common Stock into which the debentures are convertible within 120 days after demand is made by a debenture holder. If, because of the Company's acts or failure to act, the registration statement is not effective within 120 days, the Company is obligated to pay the debenture holders liquidated damages equal to 2% of the principal amount of the debentures for the first month and 3% of the principal amount of the debentures thereafter until the registration statement becomes effective. See "Risk Factors - Possible Liquidated Damages; Possible Insufficient Shares Registered to Convert Debentures".

     In conjunction with the November 1996 Private Placement, the Company agreed to issue 173,724 restricted shares of Common Stock to World Capital Funding, Inc., Denver, Colorado, or to persons designated by it, with piggy-back registration rights, in partial payment of the placement agent's fee, and issued five-year options to World Capital Funding, Inc., or to persons designated by it, to purchase 100,000 shares of Common Stock at $4.50 per share.

     SHAREHOLDER RELATIONS CONTRACT. On November 27, 1996, the Company entered into a five year corporate relations agreement with Corporate Relations Group, Inc. Winter Park, Florida, to assist the Company with its shareholder relations. As consideration for the agreement, the Company paid Corporate Relations Group, Inc. $550,000 cash and granted Corporate Relations Group, Inc. a one-year option to purchase 100,000 shares of Common Stock for $3.00 per share, a two-year option to
purchase 100,000 shares of Common Stock for   $3.60 per share, a
three-year option to purchase 100,000 shares of Common Stock for $4.20 per share, a four-year option to purchase 100,000 shares of Common Stock for $4.80 per share and a five-year option to purchase 100,000 shares of Common Stock for $6.00 per share. The Company agreed to register the shares of Common Stock underlying the options and such shares are included herein.

                         CAPITALIZATION

                        October 31, 1996
                        ----------------


Long-term debt, excluding current maturities          $19,696,376



Convertible Debentures(1)(2)                          $ 1,050,000

Stockholders' equity:
  Series 1993 8% Convertible Preferred Stock
  par value $12.00, 268,851 shares outstanding        $ 2,181,819
Common stock, par value $.00001 per share;
  20,000,000 shares authorized                        $        63
Additional paid in capital                            $16,650,691

Treasury Stock                                          ($52,400)

Retained Earnings                                     $ 1,731,797

Total stockholders' equity                            $20,511,970
                                                       ----------

Total Capitalization                                  $41,258,346
                                                       ==========

Shares issued and outstanding                           6,346,572

(1) In October 1996, the Company issued $1,250,000 principal amount of 4% Convertible Debentures. The net proceeds to the Company after expenses, including commissions, totaled
$1,050,000.

(2) In November 1996, the Company issued $4,750,000 principal amount of 4% convertible debentures. The net proceeds to the Company after expenses, including commissions, totaled
$3,990,000.

                         USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

      Of the total 2,483,690 shares of Common Stock covered by this Prospectus, 1,119,522 shares are outstanding, 1,176,668 shares are reserved for issuance to the Selling Stockholders upon the exercise of their warrants and options ("Seller's Warrants") and 187,500 shares are reserved for issuance upon the conversion of a like number of shares of the Company's Series 1993 Preferred Stock.

     The mandatory conversion of the Company's 4% Convertible
Debentures in the fourth quarter of 1997 will result in the cancellation of any remaining principal and interest owed on the debentures.

     The aggregate cash exercise price of all of the Seller's Warrants is $5,019,589. The Company has not received any commitments for the exercise of the options and warrants and there is no assurance that any of the Warrants will be exercised. Therefore, there is no assurance that the Company will receive any cash funds from the exercise of the options and warrants. To the extent that any cash funds are received, they will be used for working capital and general corporate purposes.










                   [INTENTIONALLY LEFT BLANK]

                   PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on the NASDAQ Small Cap Market under the trading symbol "GASS". The following table sets forth the closing high and low bid prices of the Common Stock for the periods indicated, as reported by NASDAQ. These prices are believed to be representative inter-dealer quotations, without retail mark-up, mark-down or commissions and may not represent prices at which actual transactions occurred.

PERIOD                        COMMON STOCK

                         HIGH           LOW

1st Quarter 1994         $3.25          $2.00

2nd Quarter 1994         $6.00          $1.44

3rd Quarter 1994         $8.25          $3.75

4th Quarter 1994         $8.13          $5.75

1st Quarter 1995         $7.28          $3.88

2nd Quarter 1995         $4.94          $1.75

3rd Quarter 1995         $4.56          $3.19

4th Quarter 1995         $4.25          $2.88

1st Quarter 1996         $4.25          $2.19

2nd Quarter 1996         $4.37          $3.25

3rd Quarter 1996         $4.24          $3.16

4th Quarter 1996         $3.56          $2.44

     On January 2, 1997, the last sale price of the Common Stock was $2.92, as reported by NASDAQ.

                      SELLING STOCKHOLDERS

     The shares of Common Stock of the Company offered by this Prospectus are being sold for the account of the persons named below ("Selling Stockholders").

                    Number of      Number of      Number of
                    Shares of      Shares of      Shares of
                    Common         Common         Common
                    Stock Held     Stock Held     Stock Held
                    Before the     to be Sold     After the
Name                Offering(1)    in Offering    Offering(2)
----                -----------    -----------    -----------

Arnold
Bernstein(3)        20,000         20,000              0

Clarence E. Miller
Trust Family Trust
& Ada M. Miller
Trust(3)            60,000         60,000              0

Southwest
Marketing(3)        20,000         20,000              0

Delaware Charter
Cust FBO Jesse
Miller IRA(3)       10,000         10,000              0

Roger Zufferey(3)   10,000         10,000              0

Don G. Henry(3)     20,000         20,000              0

Delaware Charter
Cust FBO R. J.
Godfrey(3)          20,000         20,000              0

Walter J.
Schultz(3)          10,000         10,000              0

Michael J.
Skinner (3)         10,000         10,000              0

Gerard J.
Mc Lain(3)          10,000         10,000              0

Hattem Family
Trust(3)            20,000         20,000              0


                               30

                    Number of      Number of      Number of
                    Shares of      Shares of      Shares of
                    Common         Common         Common
                    Stock Held     Stock Held     Stock Held
                    Before the     to be Sold     After the
Name                Offering(1)    in Offering    Offering(2)
----                -----------    -----------    -----------

Walter C.
Shiller(3)          20,000         20,000              0

Delaware Charter
GTY & Trust Co
IRA FBO Henry
Myatake(3)          80,000         80,000              0

Frank L. Leyba
& Kay D. Leyba
JTWOS(11)           5,000          5,000               0

Barbara V.
Schiller(3)         40,000         40,000              0

Ronald
Iannelli(3)         20,000         20,000              0

Charles Smith(3)    40,000         40,000              0

Ronald K.
Setzkorn(3)         20,000         20,000              0

Arakis Energy
Corporation(4)     450,000        225,000        225,000*

Howard C. Chiten
& Charlotte D.
Chiten(3)           20,000         20,000              0

Charles Schwab &
Co. Inc. FBO
Jimmy D.
Moore(3)            20,000         20,000              0

Harris Partnership
J. Andrews Harris
G.P.(3)             20,000         20,000              0

Pro-Systems Fab,
Inc. (3)            20,000         20,000              0

James S.
Sanders(3)          10,000         10,000              0


                               31

                    Number of      Number of      Number of
                    Shares of      Shares of      Shares of
                    Common         Common         Common
                    Stock Held     Stock Held     Stock Held
                    Before the     to be Sold     After the
Name                Offering(1)    in Offering    Offering(2)
----                -----------    -----------    -----------

R. Marc Voit(3)     10,000         10,000              0

Wesley D.
Mitchell(3)         20,000         20,000              0

Robert W. Tobin(3)  10,000         10,000              0

The McKay Restated
Revocable Living
Trust UTA dated
3-23-94, Horace
F. McKay, Jr.,
Elmyra K. McKay
Trustees(9)         10,000         10,000              0

Roger O.
Zufferey(3)         10,000         10,000              0

Walter Hines &
Mary Hines
JTWROS(3)           20,000         20,000              0

David Baum &
Hiram Baum(3)       10,000         10,000              0

Hans Mulyapatera
& Benita
Mulyapatera(3)      10,000         10,000              0

Gregory G.
Ebbitt(3)           20,000         20,000              0

Paul R.
Eberle(3)           56,668         56,668              0

Henry Bookspan(9)   33,334         33,334              0

AMC Consumer(5)    122,000         22,000        100,000**

Prima Capital,
LLC (6)           147,482          147,482             0



                               32

                    Number of      Number of      Number of
                    Shares of      Shares of      Shares of
                    Common         Common         Common
                    Stock Held     Stock Held     Stock Held
                    Before the     to be Sold     After the
Name                Offering(1)    in Offering    Offering(2)
----                -----------    -----------    -----------

Andrew J.
Kacic,
Douglas L.
Hawthorne,
Donald
Schellpfeffer,
Leonard K. Nave
and Rick G.
Avare JTWROS
(6)(10)             ***            147,482            ***

Rick G. Avare
(10)(12)         2,040,753         195,000            ***

Mordechai
Guary(7)            82,500          82,500             0

Keren Tain Yad(7)   49,500          49,500             0

Yoel Mann(7)        16,500          16,500             0

Sam Malamud(8)      49,500          49,500             0

W.H. Rosenbaum(3)   40,000          40,000             0

Mifal Klita(11)       N/A             N/A              0

Albert Yanni(11)      N/A             N/A              0

The Shaar Fund,
Ltd.(11)              N/A             N/A              0

Rutgers Casualty
Insurance
Company(11)           N/A             N/A              0

F&N Associates
(11)                  N/A             N/A              0

United
International
Insurance
Company(11)           N/A             N/A              0


                               33

                    Number of      Number of      Number of
                    Shares of      Shares of      Shares of
                    Common         Common         Common
                    Stock Held     Stock Held     Stock Held
                    Before the     to be Sold     After the
Name                Offering(1)    in Offering    Offering(2)
----                -----------    -----------    -----------


Soverign
Partners
L.P.(11)              N/A             N/A              0

Kentucky
National
Insurance
Company(11)           N/A             N/A              0

Windward
Islands,
Ltd.(11)              N/A             N/A              0

Stan Dixon(11)        N/A             N/A              0

High Risk
Opportunities
Hub Fund,
Ltd. (11)             N/A             N/A              0

Star High
Yield
Investment
Management
Corporation
(11)                  N/A             N/A              0

Wayne Invest
& Trade, Inc.
(11)                  N/A             N/A              0

Sheldon E.
Goldstein(13)       9,826            9,826             0


Scott Goldstein
(13)                 9,826           9,826             0

Settondown
Capital
International
Ltd. (14)           65,624          65,624             0


                               34

                    Number of      Number of      Number of
                    Shares of      Shares of      Shares of
                    Common         Common         Common
                    Stock Held     Stock Held     Stock Held
                    Before the     to be Sold     After the
Name                Offering(1)    in Offering    Offering(2)
----                -----------    -----------    -----------

Manchester
Asset
Management,
Ltd.(14)            65,624          65,624             0

Pegasus
Investment
Holdings,
Ltd. (15)           95,103          95,103             0

Colel Chabad
(16)                15,000         15,000              0

Econor
Investments,
Inc. (16)            5,000         5,000               0

Peter H.
Holz(17)             3,860         3,860               0

William
J. Holz(17)          3,861         3,861               0

Corporate
Relations
Group, Inc.
(12)              500,000          500,000             0

--------------------------

*   3.4%

**  1.6%

*** See Note 10.

(1) Shares beneficially owned as of November 30, 1996.

(2) Represents less than 1% except as otherwise indicated.

(3) Fifty percent (50%) of the shares are issued and outstanding, twenty-five percent (25%) of the shares are issuable upon exercise of the Company's 1995 Class A Warrants, and twenty-five percent (25%) of the shares are issuable upon exercise of the Company's 1995 Class B Warrants.

(4) 225,000 shares are issued and outstanding and 225,000 are issuable upon the exercise of the AKS Warrant.

(5) 22,000 shares are issued and outstanding and 100,000 shares are issuable upon the exercise of the AMC Warrant.

(6)  All shares are issued and outstanding.

(7)  All shares are issuable upon the exercise of the Company's
1996 Class A Warrants.

(8) 33,000 shares are issued and outstanding and 16,500 shares are issuable upon the exercise of the Company's 1996 Class A
Warrants.

(9) 50% of the shares are issuable upon the exercise of the Company's 1995 Class A Warrants and 50% of the shares are issuable upon the exercise of the Company's 1995 Class B
Warrants.

(10) Andrew J. Kacic, a former director and executive officer of the Company, beneficially owns 846,364 shares of Common Stock of the Company. Following the sale of the shares offered herein, Mr.
Kacic will beneficially own 817,163 shares (12%).

     Douglas L. Hawthorne, a director and Chairman of the Board of the Company, beneficially owns 519,700 shares of Common Stock of the Company. Following the sale of shares offered herein, Mr.
Hawthorne will beneficially own 490,299 shares (7.8%).

     Donald A. Schellpfeffer, a director of the Company, beneficially owns 509,502 shares of Common Stock of the Company.
Following the sale of shares offered herein, Dr. Schellpferrer will beneficially own 480,301 shares (7.7%).

     Leonard K. Nave, a director of the Company and Chairman, President and Chief Executive Officer of Southern Gas, beneficially owns 1,416,744 shares of Common Stock of the Company. Following the sale of the shares offered herein, Mr.
Nave will beneficially own 1,387,544 shares (21.4%).

     Rick G. Avare, a director, President and Chief Executive Officer of the Company, beneficially owns 2,040,753 shares of Common Stock of the Company. Following the sale of the shares offered herein, Mr. Avare will beneficially own 1,698,271 shares (24.8%).

(11) All shares are issuable upon the conversion of the Company's 4% Convertible Debentures. The Company cannot ascertain with certainty the exact number of shares of Common Stock required to convert all of the debentures. Therefore, the Company has registered for sale by the Selling Stockholders to which this Footnote (11) relates an indeterminate number of shares of Common Stock to be issued by the Company to such Selling Stockholders upon the conversion of their debentures. See "Risk Factors - Possible Liquidated Damages; Possible Insufficient Shares Available to Convert Debentures".

(12) 187,500 shares issuable upon the conversion of a like number of shares of Series 1993 Preferred Stock and 7,500 shares of Common Stock issued and outstanding. All of such shares are pledged as collateral and are included herein pursuant to Mr. Avare's agreement with the pledgee to register such shares under the Securities Act of 1933.

(13) 4,826 shares obligated to be issued to Seller and 5,000 shares issuable upon exercise options obligated to be issued to the Seller as designated by World Capital Funding, Inc.

(14) 52,117 shares obligated to be issued to Seller and 23,333 shares issuable upon exercise of options obligated to be issued to the Seller as designated by World Capital Funding, Inc.

(15) 61,769 shares obligated to be issued to Seller and 33,334 shares issuable upon exercise of options obligated to be issued to Seller as designated by World Capital Funding, Inc.

(16) All shares issuable upon the exercise of options obligated to be issued to Seller as designated by World Capital Funding, Inc.

(17) All shares obligated to be issued to Seller as designated by World Capital Funding, Inc.

                  DESCRIPTION OF CAPITAL STOCK

     GENERAL. The Company is authorized to issue 23,000,000 shares of capital stock, consisting of 20,000,000 shares of Common Stock, par value $.00001 per share, 1,000,000 shares of preferred stock designated as Series 1993, 8% Convertible Preferred Stock, of which 268,851 shares are issued and outstanding, 1,000,000 shares of preferred stock designated as Series B 6% Junior Cumulative Convertible Preferred Stock, of which no shares are issued and outstanding, and 1,000,000 shares of series preferred stock. As of November 30, 1996, 6,346,572, shares of Common Stock were issued and outstanding, held by approximately 300 owners of record.

     COMMON STOCK. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and vote together as a single class with the holders of the 1993 Preferred Stock. There is no cumulative voting with respect to the election of directors. Therefore, the holders of more than 50% of the shares of Common Stock and 1993 Preferred Stock voting for the election of directors can elect all of the directors if they choose to do so. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets available for distribution to them after the payment of liabilities and after provision has been made for each class of stock having preference over the Common Stock. Holders of shares of Common Stock have no conversion, preemptive, subscription or redemption rights. All of the issued and outstanding shares of Common Stock are, and the Common Stock offered hereby, upon issuance and sale, will be fully paid and nonassessable.

     The Company has never paid a dividend on the Common Stock and the Company's Line of Credit with Den norske Bank, AS.
prohibits the payment of dividends. Also, no dividends can be paid on the Common Stock unless all accrued and unpaid cumulative dividends have been paid on the outstanding shares of 1993
Preferred Stock.  See "Preferred Stock".

     PREFERRED STOCK. The Board of Directors has authority, without further action by stockholders, to issue from time to time up to 2,000,000 shares of Preferred Stock with a par value of $.0001 per share, in one or more series, and to fix the designations, preferences, powers and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, any or all of which may be greater than the rights of Common Stock; provided, however, except as otherwise required by law, each share of Preferred Stock shall not be entitled to more than one vote on any matter voted on by the common stockholders. The Board of Directors, without stockholder approval, can, from time to time, issue Preferred Stock with voting, conversion and other rights which could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could be issued quickly with terms calculated to delay or prevent a change in control of the Company without any further action by the stockholders.

     SERIES B PREFERRED STOCK. In October 1994, the Board of Directors designated the preferences for and authorized the issuance of 1,000,000 shares of 6% Junior Cumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock"). Each share of Series B Preferred Stock is (i) entitled to one vote per share and votes together as a single class with the holders of 1993 Preferred Stock and Common Stock and (ii) is convertible into Common Stock at the option of the holders thereof based on a conversion factor of $10.00 divided by 73% of the Common Stock's closing bid price on the conversion date (subject to adjustment for subsequent issuance of Common Stock dividends and other changes in the number of outstanding shares of Common Stock for which the Company receives no monetary consideration). Each share of Series B Preferred Stock has a liquidation preference of $10.00 per share and is entitled to receive cumulative annual dividends in the amount of $.60 payable in cash, or at the Company's option, in shares of Common Stock valued at their closing bid price on the date the dividend is declared. Dividends are payable quarterly and unpaid dividends accrue without interest. No dividends can be paid on the Series B Preferred Stock unless all accrued dividends have been paid on the 1993 Preferred Stock. The Series B Preferred Stock is redeemable if certain conditions are met.

     1993 PREFERRED STOCK. The Company is also authorized to issue 1,000,000 shares of Series 1993, 8% Convertible Preferred Stock ("Series 1993 Preferred Stock"), with a par value and liquidation preference of $12.00 per share. Each share of 1993 Preferred Stock is (i) entitled to four votes per share and votes together as a single class with the holders of Series B Preferred Stock and Common Stock, (ii) is convertible into 1 share of Common Stock at the option of the holders thereof (subject to adjustment for subsequent issuance of Common Stock dividends and other changes in the number of shares of outstanding shares of Common Stock for which the Company receives no monetary consideration) and is entitled to receive, as and when declared by the Board of Directors out of funds legally available therefor, cumulative annual dividends in the amount of $.96 per share payable in Common Stock on the basis of one share of Common Stock (rounded to the nearest whole share) for each $1.00 of declared dividends. Dividends are payable semi-annually and interest accrues on unpaid dividends at the rate of 10% per annum until paid. There are no accrued and unpaid dividends on the 1993 Preferred Stock as of the date of this Prospectus. The 1993 Preferred Stock is not redeemable.

              DESCRIPTION OF DERIVATIVE SECURITIES
                  HELD BY SELLING STOCKHOLDERS

     1995 CLASS A WARRANTS. 1995 Class A Warrants to purchase an aggregate of 205,834 shares of Common Stock were issued by the Company in the November 1995 Private Placement. Each 1995 Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.50 per share. The 1995 Class A Warrants are exercisable for 36 months commencing October 8, 1997. The 1995 Class A Warrants are callable by the Company at any time on 30 days notice to the holders, but only if the closing price of the Common Stock as quoted on NASDAQ is not less than $5.50 per share for 20 of 30 consecutive trading days. If the Company calls the 1995 Class A Warrants, the holders thereof have the right to exercise their 1995 Class A Warrants within such 30 day period. The number and exercise price of the 1995 Class A Warrants are subject to adjustment if the Company pays a dividend in shares of Common Stock (other than Common Stock dividends paid on preferred stock), subdivides or combines the Common Stock or pays a dividend on Common Stock with other securities issued by the Company or by another issuer. The Company may reduce the exercise price of the 1995 Class A Warrants to any amount the Company deems appropriate.

The 205,834 shares of Common Stock issuable upon exercise of the 1995 Class A Warrants were registered in the Company's
Registration Statement on Form S-3 which became effective on October 8, 1996 and are also included herein.

     1995 CLASS B WARRANTS. 1995 Class B Warrants to purchase an aggregate of 205,834 shares of Common Stock were issued by the Company in the November 1995 Private Placement. Each 1995 Class B Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.00 per share. The 1995 Class B Warrants are exercisable for 36 months commencing October 8, 1997. The 1995 Class B Warrants are callable by the Company at any time on 30 days notice to the holders, but only if the closing price of the Common Stock as quoted on NASDAQ is not less than $7.00 per share for 20 of 30 consecutive trading days. If the Company calls the 1995 Class B Warrants, the holders thereof have the right to exercise their 1995 Class B Warrants within such 30 day period. The number and exercise price of the 1995 Class B Warrants are subject to adjustment if the Company pays a dividend in shares of Common Stock (other than Common Stock dividends paid on preferred stock), subdivides or combines the Common Stock or pays a dividend on Common Stock with other securities issued by the Company or by another issuer. The Company may reduce the exercise price of the 1995 Class B Warrants to any amount the Company deems appropriate. The 205,834 shares of Common Stock issuable upon exercise of the 1995 Class B Warrants were registered in the Company's Registration Statement on Form S-3 which became effective on October 8, 1996 and are also included herein.

     1996 CLASS A WARRANTS. 1996 Class A Warrants to purchase an aggregate of 165,000 shares of Common Stock were issued by the Company in the June 1996 Private Placement. Each 1996 Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $4.00 per share. The 1996 Class A Warrants became exercisable on the closing date of the offering and expire three years after the effective date of a registration statement covering the shares. The 1996 Class A Warrants are callable by the Company at any time on 30 days notice to the holders, but only if the closing price of the Common Stock as quoted on NASDAQ is not less than $5.50 per share for 20 of 30 consecutive trading days. If the Company calls the 1996 Class A Warrants, the holders thereof have the right to exercise their 1996 Class A Warrants within such 30 day period. The number and exercise price of the 1996 Class A Warrants are subject to adjustment if the Company pays a dividend in shares of Common Stock (other than Common Stock dividends paid on preferred stock), subdivides or combines the Common Stock or pays a dividend on Common Stock with other securities issued by the Company or by another issuer. The Company may reduce the exercise price of the 1996 Class A Warrants to any amount the Company deems appropriate at any time after the effective date of the registration statement in which the shares of Common Stock reserved for issuance upon exercise of the 1996 Class A Warrants becomes effective. The Company agreed to register the shares for resale under the Act and such shares are included herein.

     AMC CONSUMER WARRANT. On June 16, 1995, the Company issued warrants with an expiration date of June 15, 1998 to AMC Consumer Services ("AMC") to purchase an aggregate of 150,000 shares of Common Stock (the "AMC Warrants"). Fifty thousand (50,000) shares of the AMC Warrants were exercisable at $2.63 per share, 50,000 shares are exercisable at $3.00 per share and 50,000 shares are exercisable at $3.50 per share. AMC has exercised AMC Warrants to purchase 50,000 shares of Common Stock for $2.63 per share. The AMC Warrants were issued as part of the consideration for a public relations consulting agreement which will terminate on June 15, 1998. The Company did not agree to register the shares of Common Stock underlying the AMC Warrants; however, the 50,000 shares purchased by AMC under the warrants were registered in the Company's Registration Statement on Form S-3 which became effective on October 8, 1996 and are also included herein.

     AKS WARRANT. On February 26, 1996, the Company issued warrants with an expiration date of December 31, 1998 to AKS to purchase 225,000 shares of Common Stock with an exercise price of $5.00 per share (the "AKS Warrants"). The AKS Warrants were issued as part of the consideration for the purchase price for certain properties and equipment. The Company agreed to use commercially reasonable efforts to register the shares of Common Stock underlying the AKS Warrants within 180 days after AKS purchases an aggregate of 100,000 shares under the warrants; however, AKS has not purchased any shares under the warrants and none of the shares subject to the AKS Warrants are offered herein.

     MORGAN LANG WARRANT. On June 16, 1995, the Company issued warrants with an expiration date of June 15, 1998 to Morgan Lang Limited to purchase an aggregate of 150,000 shares of Common Stock (the "Morgan Lang Warrants"). Fifty thousand (50,000) shares of the Morgan Lang Warrants were exercisable at $2.63 per share, 50,000 shares are exercisable at $3.00 per share and 50,000 shares are exercisable at $3.50 per share. Morgan Lang has exercised Morgan Lang Warrants to purchase 50,000 shares of Common Stock for $2.63 per share. The Morgan Lang Warrants were issued as part of the consideration for a public relations consulting agreement with will terminate on June 15, 1998. The Company did not agree to register the shares of Common Stock underlying the Morgan Lang Warrants; however, the 50,000 shares purchased by Morgan Lang were registered in the Company's Registration Statement on Form S-3 which became effective on October 8, 1996 and are also included herein.

     4% CONVERTIBLE DEBENTURE. In the fourth quarter of 1996, the Company issued $6,000,000 principal amount of 4% debentures that are convertible at the option of the holders into shares of Common Stock valued at 75% of the average closing bid prices of the Common Stock as reported by NASDAQ for the five trading days prior to the date of conversion (the "Conversion Price"). Debentures that are not converted prior to their maturity dates will automatically convert on their maturity dates. Accrued interest on the debentures will be paid on their conversion dates by the issuance of shares of Common Stock valued at the Conversion Price. The Company has the right, subject to certain terms and conditions, to redeem any debenture for 125% of its principal balance plus accrued interest if the Conversion Price falls below the closing bid price on the date of issuance of that debenture. The Company agreed to register the shares of Common Stock into which the debentures are convertible within 120 days after demand is made by a debenture holder. See "Selling Stockholders - Footnote (11); "Risk Factors - Possible Liquidated Damages; Possible Insufficient Shares Available to Convert Debentures" and "Risk Factors - Dilution".

     WORLD CAPITAL OPTIONS. In conjunction with the November 1996 Private Placement, the Company issued five-year options to designees of World Capital Funding, Inc., to purchase 100,000 shares of Common Stock at $4.50 per share. The Company agreed to register the shares Common Stock underlying the options and such shares are included herein.

     CORPORATE RELATIONS GROUP OPTIONS. In conjunction with the entry into the agreement with Corporate Relations Group, Inc., the Company granted to Corporate Relations Group, Inc. a one-year option to purchase 100,000 shares of Common Stock for $3.00 per share, a two-year option to purchase 100,000 shares of Common Stock for $3.60 per share, a three-year option to purchase 100,000 shares of Common Stock for $4.20 per share, a four-year option to purchase 100,000 shares of Common Stock for $4.80 per share and a five-year option to purchase 100,000 shares of Common Stock for $6.00 per share. The Company agreed to register the shares of Common Stock underlying the options and such shares are included herein.

     1993 PREFERRED STOCK. The Company's Series 1993, 8% Convertible Preferred Stock ("Series 1993 Preferred Stock") is convertible into 1 share of Common Stock at the option of the holders thereof (subject to adjustment for subsequent issuance of Common Stock dividends and other changes in the number of shares of outstanding shares of Common Stock for which the Company receives no monetary consideration). See "Description of Securities".

                      PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby may be sold by the Selling Stockholders from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares of Common Stock offered hereby may be sold in one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which a broker solicits Purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any shares of Common Stock covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Act might be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholders are not restricted as to the prices at which they may sell their shares and sales of such shares at less than the market price may depress the market for the Company's Common Stock. Further, the Selling Stockholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which may also depress the market for the Company's Common Stock.

            INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company has entered into Indemnification Agreements with each of its directors and with Rick G. Avare, its President and Chief Executive Officer, Jeffrey J. Hausman, its Vice President and Chief Financial Officer and Karen M. Underwood, its Corporate Secretary, which provide, subject to the exceptions listed below, that the Company will hold harmless and indemnify such persons against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company) to which such person is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that such person is, or was or at any time becomes a director of officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Notwithstanding the foregoing, the Indemnification Agreements do no require the Company to indemnify such persons
(a) except to the extent that the aggregate losses to be indemnified exceeds the amount of losses for which such person is indemnified pursuant to any policy of insurance purchased and maintained by the corporation, (b) for any liability arising under Section 16b of the Securities Exchange Act of 1934, as amended, (c) for any action or omission which is finally adjudged to constitute wilful misconduct or that is knowingly fraudulent or deliberately dishonest, or (d) if it is determined by a final judgment of a court of competent jurisdiction that such indemnification is unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing Indemnification Agreements, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             EXPERTS

     The financial statements of American Resources of Delaware, Inc. as of December 31, 1995 and for the years ended December 31, 1995 and 1994 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The statements of revenues and direct operating expenses of the properties purchased from AKS by the Company for each of the years in the two year period ended December 31, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The statements of revenues and direct operating expenses of the properties purchased from Century by the Company for each of the years in the two year period ended December 31, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The reserve report of Richard Russell & Associates of the proved reserves and future net revenues attributable to the Company's properties in Kentucky included in the Form 10-KSB for the fiscal year ended December 31, 1995 has been so included in reliance upon the authority of such firm as an expert in petroleum engineering.

                          LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by David J. Stetson, Esq., 400 South
Main Street, Suite B, P.O. Box 948, London, Kentucky 40743. Mr.
Stetson serves as General Counsel for the Company.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION* (1)

     Securities and Exchange Commission filing fee......$ 2,988
     Transfer Agent's and Registrar's fees..............$   -0-
     Legal fees and expenses............................$20,000
     Accounting fees and expenses.......................$ 5,000
     Printing fees and expense......................... $ 1,000
                                                         ------
          Total                                         $28,988

     * All amounts estimated except Securities and Exchange
Commission filing fee.

     (1) Agreements between the Company and the Selling
Stockholders require that the Company pay all expenses associated with the registration of the securities.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation and By-Laws authorize the Registrant to indemnify its directors and officers to the full extent permitted by Section 145 of the Delaware
General Corporation Law.

     Section 145 of the Delaware General Corporation Law generally authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful except that, in the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or other court in which the suit or action was brought shall deem proper.

     The Registrant has entered into Indemnification Agreements with each of its directors and with Rick G. Avare, its President and Chief Executive Officer, Jeffrey J. Hausman, its Vice President and Chief Financial Officer and Karen M. Underwood, its Corporate Secretary, which provide, subject to the exceptions listed below, that the Registrant will hold harmless and indemnify such persons against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the corporation) to which such person is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that such person is, or was or at any time becomes a director or officer, employee or agent of the corporation, or is or was serving or at any time serves at the request of the corporation as a director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Notwithstanding the foregoing, the Indemnification Agreements do no require the corporation to indemnify such persons (a) except to the extent that the aggregate losses to be indemnified exceeds the amount of losses for which such person is indemnified pursuant to any policy of insurance purchased and maintained by the corporation, (b) for any liability arising under Section 16b of the Securities Exchange Act of 1934, as amended, (c) for any action or omission which is finally adjudged to constitute wilful misconduct or that is knowingly fraudulent or deliberately dishonest, or (d) if it is determined by a final judgment of a court of competent jurisdiction that such indemnification is unlawful.

     The Registrant has purchased a directors, officers and corporate liability insurance policy.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing Indemnification Agreements, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16. LIST OF EXHIBITS

3.9    Registrant's Bylaws, as amended. (1)

3.10   Registrant's Restated Certificate of Incorporation.(2)

4.1    Specimen copy of Registrant's Common Stock Certificate.
       (3)

4.7    Specimen copy of Registrant's November 1995 Subscription
       Agreement and Warrant. (4)

4.8    Specimen copy of Registrant's June 1996 Subscription
       Agreement and Warrant. (5)

4.9    Specimen copy of the Registrant's 4% Convertible Debenture
       Purchase Agreement and 4% Convertible Debenture. (2)

4.10   Specimen copy of Registrant's Option Agreement with
       Corporate Relations Group, Inc. (2)

4.11   Specimen copy of Registrant's Option Agreement with World
       Capital Funding, Inc. (2)

5.1 Opinion of David J. Stetson, Esq. as to the legality of the securities being registered.*

23.1   Consent of KPMG Peat Marwick LLP.*

23.3   Consent of Richard Russell & Associates.*

23.4   Consent of David J. Stetson (included in Exhibit 5)

24     Power of Attorney*

------------------

*    Previously filed.

(1)  Incorporated by reference to Exhibit 3.2 to the Registrant's
     Form 10-SB.

(2) Incorporated by reference to same exhibit number to the Registrant's Current Report on Form 8-K filed on December
12,  1996.

(3)  Incorporated by reference to Exhibit 4.1 to the Registrant's
     Form 10-SB.

(4)  Incorporated by reference to Exhibit 4.7 to the Registrant's
     Registration Statement on Form S-3, Registration No. 333-
     656.

(5)  Incorporated by reference to Exhibit 4.8 to the Registrant's
     Registration Statement on Form S-3, Registration No. 333-
     656.

ITEM 17. UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) To deliver or cause to be delivered with the Prospectus, to each person to whom a Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or to cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Versailles, State of Kentucky, on the 10th of January, 1997.

                              AMERICAN RESOURCES OF DELAWARE, INC.


                              By:/s/ Rick G. Avare
                                 ------------------------------------
                                 Rick G. Avare
                                 President and Chief
                                 Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                     Title                    Date
---------                     -----                    ----

/s/Douglas L. Hawthorne*      Director and        January 10, 1997
------------------------
Douglas L. Hawthorne          Chairman of
                              the Board

/s/Rick G. Avare              Director,           January 10, 1997
----------------
Rick G. Avare                 President
                              and Chief
                              Executive
                              Officer

/s/Jeffrey J. Hausman*        Vice President,     January 10, 1997
----------------------
Jeffrey J. Hausman            Chief Financial
                              Officer (Principal
                              Accounting Officer)

                              Director            January    , 1997
----------------------                                    ---
David Fox, Jr.

/s/Leonard K. Nave *          Director            January 10, 1997
--------------------
Leonard K. Nave

                              Director            January    , 1997
----------------------                                    ---
Donald L. Schellpfeffer


*By: /s/Rick G. Avare
    -------------------
     Rick G. Avare
     Attorney-in-Fact

                           INDEX TO EXHIBITS


                                                   SEQUENTIALLY
EXHIBIT                                            NUMBERED
NUMBER             DESCRIPTION OF DOCUMENT         PAGE

3.9       Registrant's Bylaws, as amended. (1)      *

3.10      Registrant's Restated Certificate of
          Incorporation.(2)                         *

4.1       Specimen copy of Registrant's Common
          Stock Certificate. (3)                    *

4.7       Specimen copy of Registrant's November
          1995 Subscription Agreement and
          Warrant. (4)                              *

4.8       Specimen copy of Registrant's June
          1996 Subscription Agreement and
          Warrant. (5)                              *

4.9       Specimen copy of the Registrant's 4%
          Convertible Debenture Purchase
          Agreement and 4% Convertible
          Debenture.(2)                             *

4.10      Specimen copy of the Registrant's
          Option Agreement with Corporate
          Relations Group, Inc.(2)                  *

4.11      Specimen copy of the Registrant's
          Option Agreement with World Capital
          Funding, Inc. (2)                         *

5.1       Opinion of David J. Stetson, Esq. as
          to the legality of the securities
          being registered.                         **

23.1      Consent of KPMG Peat Marwick LLP.         **

23.3      Consent of Richard Russell &
          Associates.                               **

23.4      Consent of David J. Stetson
          (included in Exhibit 5)

24        Power of Attorney                         **

------------------

*    Incorporated by reference.

**   Previously filed.

(1)  Incorporated by reference to Exhibit 3.2 to the Registrant's
     Form 10-SB.

(2) Incorporated by reference to the same exhibit number to the Registrant's Current Report on Form 8-K filed on December 12, 1996.

(3)  Incorporated by reference to Exhibit 4.1 to the Registrant's
     Form 10-SB.

(4)  Incorporated by reference to Exhibit 4.7 to the Registrant's
     Registration Statement on Form S-3, Registration No. 333-656.

(5)  Incorporated by reference to Exhibit 4.8 to the Registrant's
     Registration Statement on Form S-3, Registration No. 333-656.